Exhibit 23.1
Consent of Independent Auditors
The Board of Directors
Loving Enterprises, Inc.
We consent to the use of our report dated April 14, 2006, with respect to the consolidated financial statements of Loving Enterprises, Inc. (currently known as IMTT Holdings Inc.) as of December 31, 2005 and 2004 included in this Current Report on Form 8-K/A of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC.
/s/ Ernst & Young LLP
New Orleans, Louisiana
May 15, 2006

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